Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-110949, 333-99615, 333-38857, 333-38859, 333-44505 and 333-92417 on Form S-8 and 333-128023 on form S-3 of our reports dated September 29, 2005, relating to the financial statements and financial statement schedule of Brady Corporation and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Brady Corporation for the year ended July 31, 2005.

/s/ DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin
October 3, 2005